Exhibit 23.1

To the Board of Directors and Stockholders of Idaho Copper Corporation

We consent to the inclusion in the Form S-1/A Registration Statement of Idaho Copper Corporation. of our report dated May 15, 2024, relating to our audit of the consolidated balance sheet of Idaho Copper Corporation. as of January 31, 2024, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes.

We also consent to the reference to us on the cover page and under the caption “Experts” in the Registration Statement.

January 23, 2025.

We served as the Company’s auditor in 2024

Los Angeles, California

PCAOB ID Number 6580